EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), signed on September 30, 2014 and effective as of September 30, 2014 (the “Effective Date”), by and among Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin, Alabama 35563 (“DVHB”), Deer Valley Corporation, a Florida corporation, who maintains a mailing address at 3030 N. Rocky Point Drive, Suite 150, Tampa, Florida 33607 (“DVC” and together with DVHB, the “Employer”) and John Steven Lawler (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

DVHB and Employee entered into an Employment Agreement on January 18, 2006, which was subsequently amended on February 26, 2010, June 5, 2011 and July 1, 2012. The parties now wish to amend and restate the terms of the Employee’s employment to change the Employee’s compensation, and make certain other amendments, all as provided herein. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. Employer hereby employs Employee and the latter hereby accepts employment by Employer for a period commencing on the Effective Date and ending on May 31, 2018 (the “Initial Term”) unless sooner terminated in accordance with the terms of this Agreement. At the end of the Initial Term, and on each subsequent anniversary of such date thereafter, the term of this Agreement shall automatically be extended for an additional one-year period (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless (a) not less than thirty (30) days prior to the expiration of the then current Term, either party gives written notice to the other that such party does not wish to extend the Term (such notice, a “Non-Renewal Notice”), or (b) Employee’s employment has been previously terminated pursuant to the terms of this Agreement. DVHB and DVC are co-employers of Employee. Employee’s payroll shall be processed by DVHB. DVHB and DVC are jointly and severally liable for all payments due under this Agreement.

2. Duties. During the Term, the Employee shall serve as Chief Financial Officer and Secretary of each of DVC and DVHB, and in such additional executive and operational capacities with Employer as appropriate to his responsibilities and skills as shall be designated by DVC, through action of its Board of Directors (the “Board of Directors”). During the Term, the Employee shall devote his full time and attention to the business and affairs of DVC, or its subsidiaries, and shall not work anywhere else without the prior approval of the Board of Directors, which approval shall not be unreasonably withheld.

3. Compensation; Discretionary Bonus; Benefits.

a. Fixed Compensation. For the services to be rendered by the Employee under this Agreement, Employer shall pay Employee annual fixed compensation (“Fixed Compensation”) as follows: (i) $101,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements) for the period commencing on the Effective Date and ending on January 18, 2016, and (ii) $116,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements) for the period commencing on January 19, 2016 and ending on May 31, 2018. Such Fixed Compensation shall be payable in arrears in equal weekly installments or otherwise as the parties may agree.

b. Profit Sharing Plan. During employment with Employer under this Agreement, the Employee is eligible to participate and shall elect prior to each fiscal year whether to receive either (i) 3.0% of the Net Income Before Taxes (as defined on Annex A attached hereto) of DVHB in cash (the “Cash PSP Alternative”) or (ii) 2% of the Net Income Before Taxes in Peerless Systems Corporation Common Stock (“PCS”) and 2% of the Net Income Before Taxes in cash (the “Stock Cash PSP Alternative” and together with the Cash PSP Alternative, the “Profit Sharing Distribution”). The annual period used to measure the Profit Sharing Plan shall be Employer’s fiscal year (the “Profit Sharing Year”). If the Employee elects to receive the Cash PSP Alternative, the Profit Sharing Distribution shall be estimated and paid quarterly on or before thirty (30) days following the end of each of the first three quarters of the Profit Sharing Year. If the Employee elects to receive the Stock Cash PSP Alternative, the 2% cash portion shall be paid in the same manner and timing as if the Employee elected to receive the Cash PSP Alternative. The Profit Sharing Distribution for the fourth quarter of each Profit Sharing Year shall be paid on the earlier of: (i) the completion of Employer’s audited financial statements for the Profit Sharing Year; or (ii) one hundred five (105) days after the end of the fiscal year, if it is the last fiscal quarter of the applicable Profit Sharing Year. To prevent overpayment, Employer shall hold back ten percent (10%) of the amount otherwise payable to an Employee during each of first three quarters of each Profit Sharing Year. Subject to the other terms of this Agreement, Employer will provide an accounting to and pay the actual Profit Sharing Distribution to the Employee for each applicable Profit Sharing Year upon the earlier of: (i) completion of the Company’s audited financial statements for the applicable Profit Sharing Year, and (ii) one hundred five (105) days after the end of the fiscal year, if it is the last fiscal quarter of the applicable Profit Sharing Year. The stock portion of the Stock Cash PSP Alternative shall be issued simultaneously with the final payment of the cash portion and the PCS shall be based on the average closing price of the PSC as reported on the Nasdaq Capital Market for the month of December during such Profit Sharing Year. The PCS issued to Employee shall vest upon the six month anniversary of issuance. The Employee must be employed by the Employer at the end of the quarter in order to be eligible to receive the Profit Sharing Distribution, provided, however, no Profit Sharing Distribution, or portion thereof (regardless of whether the Employee is employed at the end of a quarter), shall be paid to an Employee whose employment is terminated by Employer with Cause, or terminated by the Employee, after completion of the applicable quarter but prior to the date that the Profit Sharing Distribution is payable. As growth opportunities are identified and implemented by DVC’s management team, it is the intent of the Board of the Directors to review and consider, in its sole discretion, the adoption and implementation of a DVC profit sharing plan for the Employee to replace, with consent of the Employee, the Profit Sharing Distribution described in this Section 3.b.

c. Hitch Bonus. During employment with the Employer under this Agreement, the Employee shall be entitled to a monthly “hitch bonus” of $50 per “floor” produced by the Company during each month of the Term of this Agreement (the “Hitch Bonus”). A single-wide trailer shall be deemed to have one “floor” and a double-wide trailer shall be deemed to have two “floors.” The Hitch Bonus shall be paid to the Employee on or before the fifteenth day after the month that the Hitch Bonus was earned. The Employee must be employed by Employer at the end of the month in order to be eligible to receive a Hitch Bonus.

d. Vacation; Employee Benefits. During the Term, the Employee shall be (i) entitled to paid vacation in accordance with Employer’s vacation policy, as such vacation policy may be amended and in effect from time to time by the Board of Directors, and (ii) entitled to participate in life, medical, dental, disability and other benefit plans as maintained by Employer for employees of Employer holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time by the Board of Directors.

4. Termination of Employment.

a. Termination and Termination Payment. Employer or the Employee may terminate Employee’s employment at any time, with or without cause, by providing thirty days prior written notice thereof to the other party. If, at any time during the Term, the Employee is terminated by Employer other than for Cause (as defined in Section 4.b. below), or the Term expires following the provision of a Non-Renewal Notice by Employer, then Employer shall, as severance pay, pay the Employee his regular Fixed Compensation, at the rate in effect hereunder immediately prior to such termination, which shall be payable in installments on Employer’s regular payroll dates, from the date of such termination until twelve months after the date of such termination. If, at any time during the Term, the Employee terminates his employment for Good Reason (as such term is defined below), then Employer shall, as severance pay, pay the Employee his regular Fixed Compensation, at the rate in effect hereunder immediately prior to such termination, which shall be payable in installments on Employer’s regular payroll dates, from the date of such termination until twelve months after the date of such termination. For avoidance of doubt, no severance payment will be due to the Employee either upon (i) the Employee voluntarily terminating the employment relationship other than termination for Good Reason, (ii) termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4.c. below), (iii) termination by Employer for Cause or (iv) expiration of the Term following the provision of a Non-Renewal Notice by Employee. A termination of employment by Employee for “Good Reason” shall mean a termination by Employee of his employment with Employer due to (i) the reassignment of Employee’s principal place of employment to a location more than fifty (50) miles from 205 Carriage Street, Guin Alabama 35563, or (ii) the failure of Employer to obtain the assumption of this Agreement by any successor to Employer; provided, however, the Employee shall provide written notice to the Board of Directors specifying in reasonable detail the circumstances claimed to provide the basis for such termination, and the Board of Directors shall fail to correct the circumstances set forth in Employee’s notice of termination within 20 days of receipt of such notice.

All severance payments to be made hereunder, shall be conditioned upon the receipt by the Company of an executed general release in favor of the Company in the form attached hereto as Annex B.

b. Termination by the Employer for Cause. The Board of Directors may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Employer so terminating Employee is described by clauses (i), (ii), or (iv) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board of Directors, within thirty days of receipt of such written notice (the “Cure Period”); provided, however, during such Cure Period, the Employee shall have the right to appear before the Board of Directors to answer and contest the charges set forth in the notice, provided, further, the Employee shall have right to have his counsel attend such hearing and participate in arguments to the Board of Directors. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Board of Directors of any of the following:

(i) The Employee’s misconduct or negligence;

(ii) The Employee’s disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors or an officer of DVC;

(iii) The Employee’s commission of any act involving fraud or moral turpitude;

(iv) A determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates: or

(v) The Employee’s breach of this Agreement, including, but not limited to the confidentiality, non-solicitation or non-compete provisions of Section 5 of this Agreement.

Except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., Employer shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 6.a. below). In the case of death, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., Employer shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments. In the case of Disability, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., Employer shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments; provided, however, the Employee shall be entitled to continue to receive payments and/ or benefits provided hereunder for ninety (90) days from the date of Disability.

5. Non-Disclosure; Prohibited Activities.

a. Return of Company Property. Upon the termination of employment, the Employee promptly will supply to Employer all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with Employer, whether or not related to the Confidential Information. The term “Confidential Information” means all information disclosed or made available to Employee or otherwise known by Employee as a consequence of or through Employee’s employment with Employer about Employer’s business, products, processes, facilities and services, including, but not limited to, home designs, products and services under development, forecasts, sales, pricing and pricing strategies, sources and amount of supply, customer lists, customer requirements and contract terms, business methods or practices, business plans, financial information and related information and documentation. “Confidential Information” does not include any information generally available to the public through reasonable sources of inquiry including publications, internet or social media (other than as a result of Employee’s breach of his obligations under this Agreement).

b. Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which Employer conducts its business (the “Restricted Territory”) for a period from the date of this Amendment until the later of (i) January 18, 2016 and (ii) one year after termination of Employee’s employment with Employer for any reason or the expiration of the Term: (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, co-venturer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of Employer or take away or interfere or attempt to interfere with any customer, trade, business or patronage of Employer; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of Employer, or any of Employer’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of Employer or any of Employer’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of Employer in any Competitive Business.

c. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

d. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of Employer and use of such Confidential Information would allow the Employee to unfairly compete against Employer, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect Employer’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to Employer for which Employer has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will be an insufficient remedy to Employer and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) Employer shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which Employer may be entitled.

e. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against Employer shall not constitute a defense to the enforcement by Employer of any covenant contained in this section.

6. Miscellaneous Provisions.

a. Definitions.

(i) Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(ii) Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with Employer are or were customers, clients, sales agents, or sales representatives of Employer, predecessors of Employer, or Affiliates of Employer, as well as any clients, sales agents, or sales representatives of Employer or Affiliates of Employer, which were identifiable and known to the Employee during his employment with Employer.

(iii) Business Competitive with Employer. The term “business competitive with Employer” when used in this Agreement shall mean the manufacture, construction, distribution, sale or marketing of manufactured, modular, or mobile homes.

(iv) Disability. The term “Disability” when used in this Agreement means that the Employee has been substantially unable to render to Employer services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months, and that such inability and its medical causes have been certified by an independent physician selected by the Board of Directors or its designee.

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by Employer without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Employer, including any successor or assign to all or substantially all of the business and/or assets of Employer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Alabama Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Alabama. Venue for all purposes shall be deemed to lie within Jefferson County, Alabama. The parties agree that this Agreement is one for performance in Alabama and any other state that Employer conducts its business. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to an Alabama court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Alabama courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in an Alabama court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, each party shall bear its respective fees, costs and expenses.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by Employer of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of Employer to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of Employer, for any reason, shall not constitute a defense to the enforcement of this Agreement by Employer against the Employee, nor shall it give rise to any claim or cause of action by such Employee against Employer.

h. Entire Agreement, Amendment: This Employment Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto and approved by the Board of Directors.

i. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that Employer has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

CO-EMPLOYERS

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ Charles L. Murphree, Jr.
Name:	Charles L Murphree, Jr.
Its:	General Manager/Vice-President

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Name:	Charles G. Masters
Its:	President & Chief Executive Officer

EMPLOYEE

/s/ John S. Lawler
(Print name)	John S. Lawler
(Street Address)	Hamilton, AL 35570